Exhibit 99.1

Koil Energy Secures New $5 Million Asset-Based Credit Facility

May 21, 2026

HOUSTON, May 21, 2026 (GLOBE NEWSWIRE) -- KOIL Energy Solutions, Inc. (OTCQB: KLNG), a specialist in deepwater energy production and distribution equipment and services, today announced the closing of a new asset-based lending facility.

KOIL entered a $5 million asset-based revolving line of credit with nFusion Capital Finance, LLC, (“nFusion”), an Austin, Texas-based private working capital finance company. The facility, which will be drawn on an as-needed basis, will support working capital and accelerate KOIL’s strategy to expand its fleet of rental equipment, and replace a prior receivables factoring arrangement with a commercial bank, which has been repaid in full and terminated.

As a result of this new facility and the payoff of the prior factoring arrangement, KOIL currently has no outstanding financial debt other than lease obligations.

“This new facility with nFusion provides flexible capital to support the continued expansion of our high-margin rental equipment offering, which we believe will be an important driver of KOIL’s long-term growth,” said Kurt Keller, Chief Financial Officer, KOIL. “Importantly, the facility also provides us with additional liquidity and financial flexibility as we continue to scale the business.”

About KOIL (www.koilenergy.com)

KOIL Energy is a leading energy services company offering subsea equipment and support services to the world's energy and offshore industries. We provide innovative solutions to complex customer challenges presented between the production facility and the energy source. Our core services and technological solutions include distribution system installation support and engineering services, umbilical terminations, loose-tube steel flying leads, and related services. Additionally, KOIL Energy's experienced team can support subsea engineering, manufacturing, installation, commissioning, and maintenance projects located anywhere in the world.

Forward-Looking Statements

Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company's filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

Investor Relations Contact:

ir@koilenergy.com

281-862-2201